Exhibit 4.7

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”) dated as of June 30, 2025 (the “Effective Date”) by and among [[•], a [•] company (“[•]”]1 or the “Restricted Party”) in favor and for the benefit of Hotel101 Global Holdings Corp., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”). Capitalized terms used in this Agreement without definition have the same meanings ascribed to such terms in the Merger Agreement (as defined herein).

W I T N E S S E T H:

WHEREAS, the Restricted Party, [Hotel101 Worldwide Private Limited, DDPC Worldwide Pte. Ltd., and the Company entered into an Agreement and Plan of Merger with (i) Hotel101 Global Pte. Ltd., a private company limited by shares incorporated under the laws of Singapore (“Hotel101 Global”), (ii) Hotel of Asia, Inc., a company with limited liability incorporated under the laws of the Philippines (“Hotel of Asia” and together with Hotel101 Global, the “Company Parties”), (iii) DoubleDragon Corporation, a company incorporated under the laws of the Philippines and listed on the Philippine Stock Exchange, Inc. (“DoubleDragon”); (iv) HGHC 4 Pte. Ltd., a private company limited by shares incorporated under the laws of Singapore and a wholly-owned subsidiary of the Company (“Merger Sub 1”), and (v) HGHC 3 Corp., a British Virgin Islands business company and a wholly-owned subsidiary of the Company (“Merger Sub 2”)]2, dated as of April 8, 2024 (as amended on September 3, 2024, and as further amended, supplemented or otherwise modified from time to time, the “Merger Agreement”); and

WHEREAS, pursuant to Section 7.9 of the Merger Agreement, the Restricted Party has agreed to enter into a non-compete and non-solicitation agreement.

For good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Restricted Party, intending legally to be bound, hereby agrees as follows:

1. Definitions.

(a) “Business” means the development, construction, operation and sale of hospitality assets located outside of the Philippines in the ‘value segment’ of the hospitality market.

(b) “Governmental Body” means any nation or government, federal, state, local or non-U.S. governmental body of any nature (including any government and any governmental agency, instrumentality, agency, court, tribunal, commission or stock exchange, or any subdivision, department or branch of any of the foregoing) or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

[1]	NTD: Amend according to the relevant Restricted Party.
[2]	NTD: Amend according to the relevant Restricted Party.

(c) “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

(d) “Restricted Period” means the time period commencing on the date of this Agreement and ending on the date that is two (2) years after the date of this Agreement.

(e) “Subsidiary” means, with respect to any Person, any other Person of which fifty percent (50%) or more of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such Person.

(f) “Supplier” means any Person which is or was a supplier of any product or service, including subcontractors, to the Company or any of its Subsidiaries or which, prior to the Effective Date, was a supplier to, or subcontractor of, the Company within one (1) year prior to the Effective Date; provided however, that “Supplier” is meant to include only Persons who provide or provided the Company with goods and services specific to the Business and does not include general goods or services such as suppliers of stationery or office equipment, insurance companies, landlords, utilities, healthcare providers, lawyers, accountants and other such suppliers.

(g) “Territory” means Japan, Spain, the United States of America, or such other regions and/or countries where the Company actually conducts business as at the date hereof.

2. Conditions Precedent. The provisions contained in this Agreement are conditional on all the conditions to closing under the Merger Agreement being fulfilled or waived, failing which this Agreement shall become null and void and cease to have any effect whatsoever.

3. Non-Solicitation. The Restricted Party hereby irrevocably and unconditionally agrees that it shall not, during the Restricted Period, directly or indirectly through any other Person, and with respect to the Company or any of its Subsidiaries:

(a) (i) employ, solicit or induce any Person who is, or was at any time during the one (1)-year period prior to the Effective Date, an employee or consultant, provided, however, that the foregoing limitation shall not apply to any persons who are currently employed by or is a consultant to the Restricted Party, (ii) attempt to cause such Person to terminate or refrain from renewing or extending his or her employment or consulting relationship or (iii) attempt to cause such Person to become employed by or enter into a consulting relationship with any other Person;

(b) solicit, persuade or induce any Supplier to terminate, reduce or refrain from renewing or extending his, her or its contractual or other relationship in regard to the supply of goods or services, or to become a supplier to any competitor of the Company or any of its Subsidiaries.

4. Non-Competition. The Restricted Party hereby irrevocably and unconditionally agrees that it shall not, during the Restricted Period, directly or indirectly through any other Person whether as an owner, consultant, executive, partner, member, manager, officer, director, sales representative, joint venture party, agent, through equity ownership, investment of capital, lending of money or property, rendering of services, or otherwise, engage or assist others (other than the Company and its Subsidiaries) to engage in the Business in the Territory.

5. Equitable Relief. The Restricted Party acknowledges that a breach of the covenants contained in this Agreement will cause irreparable damage to the Business, the amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Restricted Party agrees that in addition to any other remedy which may be available at law or in equity the Company shall be entitled to specific performance and injunctive relief to prevent any actual, intended or likely breach. The Restricted Party acknowledges that the time, scope and other provisions of this Agreement have been specifically negotiated by sophisticated commercial parties represented by counsel of their choosing and agrees that all such provisions are reasonable under the circumstances of the transactions contemplated by this Agreement.

6. Severability and Modification. It is the parties’ intent that each of the covenants in this Agreement be read and interpreted with every reasonable inference given to its enforceability. However, it is also the parties’ intent that if any term, provision or condition of any covenant in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions thereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Finally, it is also the parties’ intent that if a court should determine any of the covenants in this Agreement are unenforceable because of over-breadth, then the court shall modify said covenant so as to make it reasonable and enforceable under the prevailing circumstances.

7. Tolling. In the event the Company files a claim in a court of competent jurisdiction against the Restricted Party for breach of any covenant set forth in this Agreement the running of the period of restriction as to such Restricted Party shall be automatically tolled and suspended for the duration of such litigation, and shall automatically recommence upon the final adjudication of such litigation, in order that the Company shall receive the full benefit of the Restricted Party’s compliance with each of the covenants in this Agreement; provided, however, that in the event the Restricted Party is adjudged to not have breached a covenant under this Agreement, then no tolling shall occur.

8. No Other Defenses. The Restricted Party agrees that the covenants in this Agreement shall be enforced independently of any other obligations between the Company and its affiliates, on the one hand, and the Restricted Party, on the other, and that the existence of any other claim or defense shall not affect the enforceability of covenants in this Agreement or the remedies provided in this Agreement.

9. No Challenge. The Restricted Party acknowledges that the Company, in executing this Agreement, has placed significant reliance on the Restricted Party’s compliance with the covenants in this Agreement. Accordingly, the Restricted Party shall not, directly or indirectly, (a) make any claim that any of the covenants in this Agreement is unenforceable or (b) challenge or commence or institute any claim, lawsuit or action (or assert any counterclaim or cross claim) seeking to invalidate or reduce the scope of any of the covenants in this Agreement; provided, however, that, for the avoidance of doubt, nothing herein shall be deemed to restrict in any manner the ability of the Restricted Party to challenge any assertion by the Company that the Restricted Party has violated any of the covenants in this Agreement.

10. Remedies. The Restricted Party acknowledges that should the Restricted Party violate any of the covenants contained in this Agreement (collectively, the “Restrictive Covenants”), it will be difficult to determine the resulting damages to the Company or any of its affiliates and, in addition to any other remedies the Company or any of its affiliates may have, the Company and its affiliates shall be entitled to temporary injunctive relief without being required to post a bond and permanent injunctive relief without the necessity of proving actual damage. The Company or any of its affiliates may elect to seek one or more of these remedies at their sole discretion on a case-by-case basis. Failure to seek any or all remedies in one case shall not restrict the Company or any of its affiliates from seeking any remedies in another situation. Such action by the Company or any of its affiliates shall not constitute a waiver of any of their rights. In the event that either the Company or Restricted Party seeks to enforce or defend, to any extent, the terms of this Agreement, the non-prevailing party shall be required to pay to the prevailing party all documented out-of-pocket fees, costs and expenses (including attorneys’ fees) reasonably incurred by the prevailing party in connection with the enforcement or defense of this Agreement, whether or not litigation is actually commenced and including litigation of any appeal taken or defended by a party hereto where such party succeeds in enforcing any of the terms of this Agreement.

11. Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement, and all claims or disputes arising hereunder or thereunder in connection herewith or therewith shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

12. Venue. EACH OF THE PARTIES AGREES THAT ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN NEW YORK SUPREME COURT, COUNTY OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK.

13. Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE RESTRICTED PARTY AND THE COMPANY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

14. Waiver. No failure on the part of the Company to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of the Company in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The Company shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of the Person from whom such waiver is sought; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

15. Successors and Assigns. The Company may freely assign any or all of its rights under this Agreement, at any time, in whole or in part, to any entity that is the successor of or that owns or controls the Company without obtaining the consent or approval of Restricted Party or of any other Person. This Agreement shall be binding upon Restricted Party and its successors and assigns, and shall inure to the benefit of the Company and its respective successors and assigns.

16. Interpretation. The headings preceding the text of Sections included in this Agreement and the headings to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Underscored references to Sections shall refer to those portions of this Agreement.

17. No Presumption Against Drafter. Both parties have jointly participated in the negotiation and drafting of this Agreement. In the event of any ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by parties, and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

18. No Restriction on Restricted Party Affiliates. Notwithstanding anything in this Agreement, nothing shall restrict the Restricted Party, its affiliates, directors, officers, shareholders or their respective affiliates from [(a) completing potential business combinations with any other target, including potential targets operating in the same Business, industry or market as the Company or (b)]3 conducting business in the Philippines.

19. Amendment. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Restricted Party and the Company.

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[3]	NTD: Delete from agreements with DoubleDragon Corporation, DDPC Worldwide Pte. Ltd and Hotel101 Worldwide Private Limited.

IN WITNESS WHEREOF, the Restricted Party and the Company have duly executed and delivered this Agreement as of the date first above written.

COMPANY:

Hotel101 Global Holdings Corp.

By:
Name:
Title:

By:
Name:
Title:

RESTRICTED PARTY:

[●][4]

By:
Name:
Title:

[4]	NTD: Insert the relevant Restricted Party.

[Signature Page to Non-Competition and Non-Solicitation Agreement]